EXHIBIT 5.1

May 26, 2006

PW Eagle, Inc.

1550 Valley River Drive

Eugene, OR 97041

Re: EXHIBIT 5.1 to Registration Statement on Form S-8

Ladies/Gentlemen:

We are acting as corporate counsel to PW Eagle, Inc., a Minnesota corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of 90,500 shares of common stock (the “Shares”) previously acquired by the selling shareholders pursuant to certain restricted stock agreements and which may be offered for sale by the selling shareholders (the “Selling Shareholders”).

In connection with this opinion, we have reviewed copies of the following, as presented to us by the Company:

1.	The Company’s Amended and Restated Articles of Incorporation, as amended (“Articles”).

2.	The Company’s Amended and Restated Bylaws.

3.	Certain corporate resolutions of the Company’s Board of Directors pertaining to the issuance of the restricted stock by the Company.

4.	The Registration Statement.

Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

1. The Company’s Articles validly authorize the issuance of the Shares registered pursuant to the Registration Statement.

2. The Shares to be sold by the Selling Shareholder named in the Registration Statement are validly issued and outstanding, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.

/s/ Melodie R. Rose, Esq.
By: Melodie R. Rose, Esq.